SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
July 16, 2013
THOMAS PROPERTIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-50854	20-0852352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

515 South Flower Street, Sixth Floor Los Angeles, California	90071
(Address of principal executive offices)	(zip code)
(Registrant's telephone number, including area code)
213-613-1900
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Redemption and Liquidation Option Agreement
Thomas Properties Group, Inc., a Delaware corporation (the “Company”), through its operating partnership, Thomas Properties Group, L.P., a Maryland limited partnership (“TPG”), is the managing member of, and owns an interest in, TPG/CalSTRS, LLC, a Delaware limited liability company (“TPG/CalSTRS”), which is a joint venture with the California State Teachers' Retirement System, a public entity (“CalSTRS”). TPG/CalSTRS currently owns the following office properties: City National Plaza in Los Angeles, California; San Felipe Plaza in Houston, Texas; CityWestPlace, in Houston, Texas; Fair Oaks Plaza, in Fairfax, Virginia; and Reflections I and II in Reston, Virginia.
On July 16, 2013, TPG entered into a Redemption and Liquidation Option Agreement (the “RL Option Agreement”) with CalSTRS and TPG/CalSTRS, which gives TPG the option to either: (i) cause TPG/CalSTRS to redeem CalSTRS' interest for $678,337,514, subject to adjustment (the “Redemption Option”); or (ii) cause a liquidation of TPG/CalSTRS, in which case (a) TPG will make a capital contribution to TPG/CalSTRS of $163,837,514, subject to adjustment (the “Contribution Amount”), (b) TPG/CalSTRS will make a distribution to CalSTRS of all of the interests in the entity that owns City National Plaza, plus cash equal to the Contribution Amount, and (c) TPG/CalSTRS will make a distribution to TPG of all of the interests in the entities that own the other properties (the “Liquidation Option”).
The RL Option Agreement contains customary representations and warranties of TPG and CalSTRS, but the assets would be transferred on an "as is, where is" basis, and subject to existing mortgage debt. Closing under the agreement is subject to customary closing conditions and, if TPG elects the Liquidation Option, unless waived by CalSTRS, the closing will also be subject to CalSTRS having a binding agreement on its own behalf to sell City National Plaza to a third party, which will be effective when CalSTRS receives the equity interests in City National Plaza, with the sale of City National Plaza by CalSTRS to occur after the closing of the Liquidation Option.
TPG has made a deposit of $5 million, which will be payable to CalSTRS as liquidated damages if TPG elects the Liquidation Option and fails to close. If TPG elects the Redemption Option, it must increase the deposit by $10 million. If TPG elects to exercise either the Redemption Option or the Liquidation Option, it must give notice by July 31, 2013, in which case the closing of the Redemption Option or the Liquidation Option will occur no later than September 30, 2013, subject to the satisfaction or waiver of closing conditions.
Distribution Option Agreement
TPG has also entered into a Distribution Option Agreement, dated as of July 16, 2013 (the “Distribution Option Agreement”), with CalSTRS and TPG/CalSTRS. If TPG fails to exercise either the Redemption Option or the Liquidation Option, or if the RL Option Agreement has terminated (other than as a result of a breach by CalSTRS), then, under the Distribution Option Agreement, CalSTRS will have the option to require TPG/CalSTRS to redeem a portion of its membership interest by causing TPG/CalSTRS to distribute to it all of the interests in the entity that owns City National Plaza (the “Distribution Option”). After such distribution, the percentage interests of TPG and CalSTRS in TPG/CalSTRS will be adjusted from 25% to approximately 40%, in the case of TPG, and from 75% to approximately 60%, in the case of CalSTRS.
The Distribution Option Agreement contains customary representations and warranties of TPG and CalSTRS, but the interests in City National Plaza would be transferred to CalSTRS on an "as is, where is" basis, and subject to existing mortgage debt. Closing under the agreement is subject to customary closing conditions, and will also be subject to CalSTRS having a binding agreement on its own behalf to sell City National Plaza to a third party which will be effective when CalSTRS receives the equity interests in City National Plaza, with the sale of City National Plaza by CalSTRS to occur after the closing of the Distribution Option.
TPG's deposit of $5 million under the RL Option Agreement will be applied as a deposit under the Distribution Option Agreement and will be payable to CalSTRS as liquidated damages if TPG fails to close. CalSTRS may exercise the Distribution Option at any time from August 1, 2013 through December 1, 2013, and the closing will occur no later than December 15, 2013, subject to the satisfaction or waiver of closing conditions.
The Company's press release, dated July 17, 2013, announcing the RL Option Agreement and the Distribution Option Agreement, is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits

The following exhibit is filed with this report:

Exhibit No.	Description

99.1 -	Press Release of Thomas Properties Group, Inc. dated July 17, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS PROPERTIES GROUP, INC.

/s/ Diana M. Laing
Diana M. Laing
Chief Financial Officer
July 17, 2013